Exhibit 10.6

March 13, 2020

INCENTIVE BONUS LETTER AGREEMENT

John,

As you are aware, Internap Corporation (the “Company”) is undergoing a chapter 11 plan of reorganization.  In order to ensure your continued, diligent performance during this period of uncertainty, the Company has determined that you will be eligible for an incentive bonus in accordance with the terms of this letter (this “Letter”).

You will be eligible to receive a one-time bonus equal to $100,000 (the “Incentive Bonus”).  Fifty percent of the Incentive Bonus will be payable within five days following the consummation of the chapter 11 plan contemplated by that certain Restructuring Support Agreement, dated as of March 13, 2020, among the Company and the other parties thereto (the “Initial Incentive Bonus Payment Date”).  The remaining fifty percent of the Incentive Bonus will be payable on March 31, 2021 (the “Second Incentive Bonus Payment Date”, and together with the Initial Incentive Bonus Payment Date, the “Payment Dates”).  You will forfeit any unpaid portion of the Incentive Bonus if you are terminated for Cause or voluntarily resign prior to the applicable Payment Date.  Notwithstanding the foregoing, in the event of your termination other than for Cause or as a result of your voluntary resignation, you will be paid any unpaid and unforfeited portion of the Incentive Bonus on the later of (x) the Initial Incentive Bonus Payment Date and (y) the date of such termination.  “Cause” means the occurrence of any of the following: (i) the willful and continued failure by you to substantially perform your material duties to the Company; (ii) your willful and continued failure to substantially follow and comply with such specific and lawful directives of the Company that are not inconsistent with your position; (iii) you have been convicted of, or pleaded nolo contendere to a felony involving moral turpitude; (iv) you have engaged in fraud against the Company or misappropriated Company property or the property of the Company’s affiliates (other than incidental property) resulting in a material economic or financial injury to the Company or any affiliate; (v) you materially breach any Company policy, which breach causes (A) financial harm to the Company or (B) real or potential reputational harm to the Company.

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Please indicate acceptance of this Letter by signing below.

Sincerely,

/s/ Richard Diegnan
Richard Diegnan
Executive Vice President, General Counsel

ACCEPTED:	/s/ John Filipowicz
John Filipowicz